UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 30, 2011

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 001-33057

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	76-0837053
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

355 Alhambra Circle, Suite 1500

Coral Gables, Florida 33134

(Address Of Principal Executive Offices)

(305) 529-2522

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 16, 2011, Alicia Grande will become the Company’s Vice President, Chief Financial Officer and Treasurer. In that role, she will oversee all accounting and reporting functions for the Company. Ms. Grande replaces Jack Weinstein, who will no longer be employed by the Company effective as of that date.

Biographical information regarding Ms. Grande, who has served since January 2007 as the Company’s Chief Accounting Officer and Corporate Controller, is included in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders (filed on April 11, 2011), under the heading: “Our Management Team.”

There are no arrangements or understandings between Ms. Grande and the Company, or between the Company and any other persons, pursuant to which Ms. Grande was appointed as the Company’s Vice President, Chief Financial Officer and Treasurer. Further, there is no contractual arrangement between the Company and Ms. Grande or any material compensation plan in which she participates that is being entered into or amended in connection with Ms. Grande’s appointment as Vice President, Chief Financial Officer and Treasurer.

There are no disagreements between the Company and Mr. Weinstein on matters relating to the Company’s accounting principles or practices, financial statement disclosure, disclosure controls or procedures, internal control over financial reporting or operations. Further, pursuant to the terms of a Letter Agreement, dated November 12, 2008, between Mr. Weinstein and the Company, Mr. Weinstein will be paid severance benefits over the next year equal to one year’s base salary.

Item 8.01	Other Events

On December 2, 2011, the Company issued a press release regarding the appointment of Ms. Grande to the position of Vice President, Chief Financial Officer and Treasurer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release issued by the Company on December 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

By:	/s/ Patrick J. McEnany
Patrick J. McEnany
Chairman, President and CEO

Dated: December 6, 2011